Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan (No. 333-81733), the 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and IShip.com, Inc. Amended and Restated 1997 Stock Plan (No. 333-33648) and the 1999 Stock Incentive Plan (No. 333-42764) of Stamps.com Inc. in our report dated January 27, 2004, with respect to the consolidated financial statements of Stamps.com Inc. included in the Annual Report (Form 10-K) for the years ended December 31, 2003 and 2002.

ERNST & YOUNG LLP

Los Angeles, California
February 26, 2004